Exhibit 10.13

                             Secured Promissory Note

$360,000

         The Undersigned, Promises to pay to the order of NetAmerica International Corporation, at such place as the holder hereof may designate in writing, the sum of $360,000 Thousand Dollars ($360,000), with interest thereon at the rate of six and one half percent (6.5%) a.p.r, principal and interest due one year from the date of this notice. Thjis note represents the purchase of 525,000 shares of NetAmerica International Corporation.

         Prepayment of this note with interest to date of payment may be made at any time without penalty.

         This note is secured by 100,000 shares of WorldPort Communications Corporation ("the Collateral").

         If default is made in the payment when due any part or installment, then the whole sum, together with interest shall become immediately due and payable at the option of the payee, without notice. Additionally, the Holder may immediately foreclose on the collateral and take possession.

         In the event of commencement of arbitration or suit to enforce payment of this note, the undersigned agrees to pay costs incurred and such additional sum as the attorney's fees as the court may adjudge reasonable.

                           By: /s/ Ted Swindells
                               -----------------

                           Name:  Ted Swindells

                           Date:  March 30, 1999